Contact:

Pete De Spain
Manager, Corporate Communications
Anadys Pharmaceuticals, Inc.
(858) 530-3653
pdespain@anadyspharma.com

ANADYS PHARMACEUTICALS PRESIDENT AND CEO ESTABLISHES 10b5-1 TRADING PLAN

Trading Plan Allows Limited, Predetermined Stock Trading

San Diego, June 10, 2005 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company committed to the discovery, development and commercialization of novel anti-infective medicines, announced today that Kleanthis G. Xanthopoulos, Ph.D., its President and Chief Executive Officer, has adopted a prearranged stock trading plan pursuant to Rule 10b5-1 of the U.S. Securities Exchange Act of 1934.

Under the terms of the plan announced today, Dr Xanthopoulos may sell approximately 8 percent of his total Anadys stock and option holdings. Dr. Xanthopoulos adopted the plan to gradually diversify his holdings of such sales by spreading them over a more extended time period than is possible within the trading window period under the Company’s stock trading policy.

The transactions under this plan will be disclosed publicly through Form 4 filings. In addition, these transactions will be subject to the restrictions and filing requirements mandated by Rule 144 of the U.S. Securities Act of 1933.

About Anadys
Anadys Pharmaceuticals, Inc. (www.anadyspharma.com) is a biopharmaceutical company committed to advancing patient care by discovering, developing and commercializing novel small molecule medicines for the treatment of hepatitis C virus (HCV), hepatitis B virus (HBV) and bacterial infections. Anadys’ clinical development programs include ANA975 for the treatment of HCV and HBV, and ANA380 for the treatment of HBV. In addition, Anadys’ anti-infective therapeutic platform, including core capabilities in Toll-Like Receptor-based small molecules and structure-based drug design coupled with medicinal chemistry, is designed to advance a strong and continual pipeline of drug candidates into the clinic.

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Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. In particular, the results of initial clinical trials may not be predictive of future results, and Anadys cannot provide any assurances that any of its product candidates will have favorable results in future clinical trials or receive regulatory approval. In addition, Anadys’ results may be affected by risks that the required regulatory approvals will be received in a timely manner, or at all, risks related to the implementation of its collaboration with Novartis, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, the level of efforts that its collaborative partners devote to development and commercialization of its product candidates, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. These and other factors that may cause actual results to differ are more fully discussed in the “Risk Factors” section of Anadys’ Form 10-Q for the quarter ended March 31, 2005. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.